FOR IMMEDIATE RELEASE
                            FOR FURTHER INFORMATION:
                           Vicon Industries: Joan Wolf
                                  631/952-2288

                   Bliss, Gouverneur & Associates: John Bliss
                                  212/840-1661


                 VICON INDUSTRIES REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 14, 2003 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of digital video management systems, today reported operating results for the third fiscal quarter and nine months ended June 30, 2003. The announcement was made by CEO Ken Darby, who said revenues from new, higher margin network video products offset the effect of lower sales.

Net sales for the third fiscal quarter were $13.1 million, a decrease of 9% compared with $14.3 million for the previous fiscal year period. Net income was $30,000 ($.01 per share diluted), compared with net income of $28,000 ($.01 per share diluted) for the same period last fiscal year.

For the nine months, net sales were $38.2 million, a decrease of 6% from $40.7 million reported for the year-ago period. A net loss of $4.8 million ($1.03 per share diluted) was incurred compared with a net loss of $786,000 ($.17 per share diluted) for the year ago period. The current nine-month period loss includes the combined effects of a goodwill impairment charge and a deferred tax asset valuation allowance aggregating $3.5 million or $.75 per share diluted. Both non-cash charges were taken in the second fiscal quarter.

Commenting on the third quarter, Mr. Darby said sales of Vicon's new network (digital) video products, ViconNet/Kollector Elite (VK), helped gross profit margins increase to 40.3% compared with 35.5% in the year ago quarter. The third quarter was the first full quarter of product shipments for the initial VK models, and additional ViconNet based products are planned for shipment later this calendar year.

Darby said the quarter also included a performance compensation charge of $278,000 relating to the sale of certain quantities of VK products. The performance compensation obligation of up to $810,000 maximum was part of the 1999 acquisition of QSR, Ltd., an Israeli digital video development company. The success of VK products to date has resulted in performance compensation charges of $325,000 and $278,000 in the second and third fiscal quarters respectively.

Product development expense, including the performance compensation charges, totaled 10.3% and 9.9% of sales for the three and nine-month periods, respectively. Development efforts are principally focused on enhancing existing VK products and creating new network enabled products. The Company will showcase the latest version of its ViconNet network video management system, together with soon to be available ViconNet compatible cameras, at the industry's biggest trade show, ASIS, in September.

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

Vicon Results
-------------

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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


(Table of Operations Attached)
Vicon Industries, Inc.

                                   Vicon Industries, Inc.
                                   Summary of Operations

                       Three Months                    Nine Months
                       Ended June 30,                 Ended June 30,
                  -----------------------      ----------------------------

                     2003         2002            2003             2002
                     ----         ----            ----             ----


Net sales        $13,051,000  $14,274,000      $38,151,000      $40,671,000


Gross profit       5,257,000    5,062,000       13,798,000       13,769,000


Operating income
(loss)                83,000       97,000       (1,510,000)      (1,048,000)


Income (loss)before
income taxes          59,000       46,000       (1,564,000)      (1,166,000)

Income tax provision
(benefit)(Note 1)     29,000       18,000        1,839,000         (380,000)

Income (loss) before
cumulative effect
of a change in
accounting principle  30,000       28,000       (3,403,000)        (786,000)


Cumulative effect
of a change in
accounting principle
(Note 2)                 -            -         (1,373,000)            -

                    ---------   ----------      -----------      ------------


Net income (loss)    $30,000       $28,000     $(4,776,000)        $(786,000)
                    ========    ==========      ===========      ============




Basic and diluted earnings (loss) per share:
--------------------------------------------

Earnings (loss)
before cumulative
effect of a change
in accounting
principle             $ .01        $  .01      $   (.73)           $ (.17)

Cumulative effect
of a change in
accounting principle $   -         $   -       $   (.30)           $   -

                     ---------     --------    -----------        -----------
Earnings (loss)
per share            $  .01        $  .01      $  (1.03)           $ (.17)
                     =========     ========    ===========        ===========




Shares used in computing earnings (loss) per share:
---------------------------------------------------

    Basic            4,627,000    4,670,000      4,637,000        4,658,000

    Diluted          4,666,000    4,734,000      4,637,000        4,658,000



Note 1: Nine month figure includes a $2.1 million deferred tax asset valuation allowance charge.

Note 2: Nine month figure represents goodwill writeoff as a result of adopting a new accounting standard.